Exhibit 99.1

Location Based Technologies Receives Initial Purchase Order for $3M with Trucking Service Provider

(Business Wire) - On Tuesday, June 30, 2009, in Anaheim, Calif. Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge service provider of personal, pet and asset location devices, today announced it has received its first Purchase Order for LoadRack Tracker devices.

“By partnering with LoadRack.com™, we have established a cornerstone distribution relationship within the massive trucking and freight monitoring industry while allowing LBT to stay focused on its core competency of locating people, pets, and assets,” said Dave Morse, CEO of Location Based Technologies. “This allows us to leverage a vast vertical market by applying our cutting edge PocketFinder Network™ with a hardware / software application to enhance freight logistics. This initial purchase order is the first step in a national sales campaign utilizing our innovative low cost, location based management system for the trucking industry.”

LBT will begin delivery of LoadRack Tracking devices in third quarter 2009. Additional devices will be ordered and delivered over the next 12 months. LBT’s solution delivers advanced technology to assist shippers, carriers and truck brokers to optimize resources and coordination by procuring available trucks and loads, while allowing for load visibility across the supply chain. The customized interface for the LoadRack solution is accessed via the Internet to show its exact location in real time. In addition, the devices include advanced features such as: users may designate customizable zones or lanes providing stakeholder notification when a device leaves or enters a zone; load temperature monitoring; route changes; and the ability to manage time delays. By combining the PocketFinder® solution with the LoadRack™ software, load integrity, customer service and load visibility will enhance the procurement and delivery of goods.

About LoadRack.com, LLC

LoadRack.com ™ is a premier provider of truck and load matching, with an industry first real-time asset tracking application. Their advanced technology allows shippers, carriers, and truck brokers to optimize resources and coordination by procuring available trucks and loads, while ensuring load integrity across the supply chain. Accessed via the Internet, the system allows users to determine load location and status, designate safe and unsafe zones and lanes, monitor load temperatures, facilitate route changes, and effectively manage equipment problems and delays.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Anaheim, CA, designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse, 888-600-1044
dave@pocketfinder.com
or
Northstar Investments
Glenn Busch, CFP, Investor Relations, 714-310-8641
glenn@pocketfinder.com
or
NetGain
Joe Daly, ESQ, 866-635-0011
760-942-4500
investor@locationbasedtech.com